Exhibit 99.1

2012 Year in Review

January 14, 2013

Dear Fellow Shareholder:

As we reflect on 2012, it was a notable year for Solera National Bancorp.  In our fifth year of operation, we were profitable, with good operating results, improved asset quality, and strong capital and liquidity.  We continued the momentum established the year before and focused on growing our franchise.  To that end, we acquired the assets of Residential Mortgage of Colorado, and launched Solera National Bank’s residential mortgage division:

•      We hired Kathleen Stout to be an executive vice president of the Bank and president of the residential mortgage division.

•      We added five mortgage production offices including Boulder, two locations in Colorado Springs, the Denver Tech Center and Durango.

•      With the expansion, Solera is adding more than 50 talented mortgage professionals including loan officers with over 200 years of combined residential lending experience.

With housing prices steadily increasing over the past 12 months and interest rates near record lows, we are entering the business at an opportune time.  We will seek to enhance the Bank’s profitability with this new division.

Summarized below are other significant events that defined our year.

•      We focused on expanding our SBA lending program, making a difference working and serving all customers while placing additional emphasis on the Hispanic community.

•      Doug Crichfield, our President and CEO, was appointed to the Board of Directors of the Business Consortium Fund, Inc.  The Business Consortium Fund, which is headquartered in New York, was formed by the National Minority Suppliers Development Council as a funding resource for minority designated businesses.

•      Solera National Bank’s regulatory Consent Order was lifted by the Office of the Comptroller of the Currency in June.  Continuing improvement in Solera’s operational processes and financial performance led to the termination of the Consent Order.

•      Solera National Bank won the 2012 Diversity Corporation of the Year Award.  As Denver’s first and only Hispanic-, minority- and small business-focused community bank, Solera was recognized for its commitment to diversity in hiring, contracting, business development and community relations.  We were honored to have been chosen for the Diversity Corporation of the Year Award at the end of the second quarter of 2012 by Colorado Biz magazine.

•      Ron Eller, a CPA who has sat on other boards and was a senior executive with Hewlett Packard, and David Roberts, who received his MBA from Harvard, and has served as a partner or senior executive with numerous companies, joined our Board of Directors in July.

•      It was announced that Chairman of the Board, Ron Montoya, will be inducted into the Colorado Business Hall of Fame, in recognition of his achievements in promoting excellence, giving back to the community and demonstrating breakthrough leadership.

•      And finally, Lindsay Sandham joined Solera’s executive management team as Senior Vice President and Chief Credit Officer.  A 22-year veteran in the banking industry, Sandham is a past president of the local chapter of the Risk Management Association, a trade group for bank credit officers.

Throughout 2012, we have been telling Solera’s story to the investment community by actively participating in investor conferences with FIG Partners in San Francisco and Raymond James in Chicago.  Bank stocks have shown a good return in 2012.  In fact, the financial sector of the S&P 500 increased in overall value by over 25% in 2012, compared to a 12% jump for the S&P 500 index itself over the period.  Solera’s stock (SLRK), currently trading at $5.36, increased approximately 60% from a year ago.  We believe we are building a franchise that will continue to grow and prosper.

As we begin a new year, we are focused on continuing to build on our strengths and have set the stage for continued growth.  Thank you for your loyalty and continued support of Solera National Bancorp.

Sincerely,

RONALD MONTOYA	DOUGLAS CRICHFIELD
Chairman of the Board	President and Chief Executive Officer

The statements contained in this letter, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. and its wholly-owned subsidiary, Solera National Bank, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  We undertake no obligation to update or revise any forward-looking statement.  Readers of this letter are cautioned not to put undue reliance on forward-looking statements.